Exhibit 99.1

Roundy’s, Inc. Reports First Quarter 2013 Financial Results

MILWAUKEE – May 9, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the first quarter ended March 30, 2013.

Q1 2013

•	Net sales increased 4.8% to $983.5 million

•

Adjusted net income* was $8.6 million, or $0.19 adjusted diluted net earnings per common share*, compared to $10.6 million, or $0.28 adjusted diluted net earnings per common share* in the prior year quarter

•	Adjusted EBITDA* was $44.0 million compared to $48.7 million in the same quarter last year

“We are pleased with our ability to continue to realize improvements in both sales and volume through our focus on customer-centric initiatives, despite experiencing additional competitive openings and increased promotional activity in our core markets,” said Robert Mariano, chairman, president and chief executive officer of Roundy’s. “In the first quarter, we further integrated new service, product and merchandising concepts into our group of 14 test stores in the Milwaukee area. Our early improvements in key operating and financial metrics across these stores gives us increased confidence to begin a roll-out to additional Milwaukee area stores over the remainder of this year.”

Mr. Mariano concluded, “The expansion of Mariano’s, our growth banner, continues on schedule as we recently opened our ninth and tenth stores with three more Mariano’s stores planned to open in the Chicago area in 2013 for a total 13 stores by year-end.”

Financial Results for First Quarter of 2013

Net sales for the first quarter of 2013 were $983.5 million, an increase of $45.3 million, or 4.8%, from $938.2 million for the first quarter of 2012. The increase primarily reflects the benefit of new stores and a 1.3% increase in same-store sales. Same-store sales comparisons were positively impacted by the 2013 Easter and 2013 New Year’s holiday shifts, partially offset by the negative effect of competitive store openings, the shift to greater generic pharmacy sales and the challenging economic environment. Additionally, same-store sales were positively impacted by a 5.2% increase in average transaction size, partially offset by a 3.7% decrease in the number of customer transactions. Adjusted for the effect of the calendar shifts, same-store sales declined 0.8%.

*

Adjusted Net Income, Adjusted Net Earnings per Common Share and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Gross profit for the first quarter of 2013 increased 2.2% to $262.5 million, from $256.8 million in the same period last year. Gross profit as a percentage of net sales was 26.7% for the first quarter of 2013, compared to 27.4% in the same period last year. The decrease in gross profit as a percentage of net sales primarily reflects greater price and promotional investments in certain markets and increased shrink, partially offset by an increased perishable sales mix.

Operating and administrative expenses for the first quarter of 2013 increased to $235.8 million, from $226.1 million in the same period last year. The increase in operating and administrative expense dollars was primarily due to increased labor and occupancy costs related to new and replacement stores. Operating and administrative expenses as a percentage of net sales decreased to 24.0% in the first quarter of 2013, from 24.1% in the same period last year, due to increased fixed cost leveraging resulting from higher sales.

For the first quarter of 2013, net income was $8.6 million, or $0.19 diluted net earnings per common share, compared to reported net income of $2.3 million and adjusted net income of $10.6 million, or $0.06 diluted net earnings per common share and $0.28 adjusted diluted net earnings per common share, for the first quarter of 2012. Earnings per common share for the first quarter of 2013 is not comparable to the first quarter 2012 due to the difference in weighted average shares outstanding related to the initial public offering that was completed during the prior year period. Adjusted net income for the first quarter of 2012 excluded an $8.4 million after-tax charge, or $0.22 per diluted common share, for the early extinguishment of debt and one-time IPO expenses.

Adjusted EBITDA for the first quarter of 2013 was $44.0 million, compared to $48.7 million in the first quarter of 2012. The decrease was primarily due to the effect of the continued challenging economic and competitive environment.

Net cash flows provided by operating activities for the first quarter 2013 was $13.9 million, compared to cash used in operating activities of $6.9 million during the first quarter 2012. The increase in cash provided by operating activities was due primarily to decreased inventory levels, partially offset by timing of payments for inventory, both of which are related to the earlier timing of the Easter holiday compared to 2012, as well as higher net income.

The Company paid a dividend of $0.12 per share on all outstanding shares of its common stock during the first quarter. During the second quarter of fiscal 2013, the Company declared a quarterly cash dividend of $0.12 per share of outstanding common stock, which will be paid on May 28, 2013 to stockholders of record as of May 20, 2013.

Fiscal 2013 Guidance

The Company reiterated its guidance for fiscal 2013. The following table provides information on the Company’s current estimated 2013 results:

Sales growth	3.0% to 4.0%

Same-store sales growth	(1.5%) to (0.5%)

Adjusted EBITDA	$185 to $195 million

Adjusted EBITDA Margin	4.6% to 4.8%

Interest Expense (1)	$47 to $50 million

Income Tax Rate	40% to 41%

Capital Expenditures	$63 to $68 million
New Store Openings	5
Replacement Store Openings	1

Diluted Net Earnings per Share	$0.88 to $1.01

(1)	Includes non-cash interest of approximately $2.4 million and $1.5 million related to amortization of deferred financing fees and original issue discount, respectively.

Conference Call

The Company will host a conference call and audio webcast today, May 9, 2013 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the first quarter fiscal 2013. To access the conference call, participants should dial (800) 475-0509; passcode is 5832927. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through May 23, 2013. A telephone replay will be available through May 23, 2013 by calling (800) 778-9710 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 19,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 160 retail grocery stores and 99 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income, Adjusted Net Earnings Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
	Thirteen Weeks Ended
	March 31, 2012	March 30, 2013
	(Unaudited)	(Unaudited)
Net Sales	$938,245	$983,505

Costs and Expenses:
Cost of sales	681,483	721,005
Operating and administrative	226,109	235,819
Interest:
Interest expense, net	14,066	11,584
Amortization of deferred financing costs	692	573
Loss on debt extinguishment	13,304	—

	935,654	968,981

Income before Income Taxes	2,591	14,524
Provision for Income Taxes	320	5,877

Net Income	$2,271	$8,647

Net earnings per common share:
Basic	$0.06	$0.19
Diluted	$0.06	$0.19

Weighted average number of common shares outstanding:
Basic	37,719	44,912
Diluted	38,596	44,951

Dividends declared per share	$—	$0.12

Comprehensive Income	$2,942	$9,306

Reconciliation of Non-GAAP Amounts

Adjusted Net Income and Adjusted Net Earnings Per Common Share

The following is a summary of the calculation of Adjusted Net Income and Adjusted Net Earnings Per Common Share for the thirteen weeks ended March 31, 2012 and March 30, 2013, respectively (in thousands):

	Thirteen Weeks Ended
	March 31, 2012	March 30, 2013
Net Income	$2,271	$8,647
Loss on debt extinguishment, net of tax	8,049	—
One-time IPO expenses, net of tax	314	—

Adjusted Net Income	$10,634	$8,647

Net earnings per common share (as reported):
Basic	$0.06	$0.19
Diluted	$0.06	$0.19

Adjustments per common share, diluted:
Loss on debt extinguishment, net of tax	$0.21	$—
One-time IPO expenses, net of tax	0.01	—

Adjusted net earnings per common share:
Basic	$0.28	$0.19
Diluted	$0.28	$0.19

The Company presents Adjusted Net Income and Adjusted Net Earnings Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen weeks ended March 31, 2012 and March 30, 2013, respectively (in thousands):

	Thirteen Weeks Ended
	March 31, 2012	March 30, 2013
Net Income	$2,271	$8,647
Interest expense	14,066	11,584
Provision for income taxes	320	5,877
Depreciation and amortization expense	16,535	16,398
LIFO charges	750	500
Amortization of deferred financing costs	692	573
Non-cash stock compensation expense	238	389
Loss on debt extinguishment	13,304	—
One-time IPO expenses	519	—

Adjusted EBITDA	$48,695	$43,968

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 29, 2012	March 30, 2013
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$72,889	$65,315
Notes and accounts receivable, less allowance for losses	33,118	34,530
Merchandise inventories	292,673	288,319
Prepaid expenses	9,706	14,959
Deferred income taxes	5,259	5,259

Total current assets	413,645	408,382

Property and Equipment, net	314,044	309,406

Other Assets:
Other assets - net	46,410	45,479
Goodwill	605,986	605,986

Total other assets	652,396	651,465

Total assets	$1,380,085	$1,369,253

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$240,392	$225,509
Accrued wages and benefits	39,540	36,616
Other accrued expenses	40,594	43,302
Current maturities of long-term debt and capital lease obligations	10,918	11,025
Income taxes	2,292	8,262

Total current liabilities	333,736	324,714

Long-term Debt and Capital Lease Obligations	685,644	681,221
Deferred Income Taxes	59,112	59,350
Other Liabilities	108,327	106,772

Total liabilities	1,186,819	1,172,057

Commitments and Contingencies
Shareholders’ Equity:
Preferred stock (5,000 shares authorized at 12/29/12 and 3/30/13, respectively, $0.01 par value, 0 shares at 12/29/12 and 3/30/13, respectively, issued and outstanding)	—	—
Common stock (150,000 shares authorized, $0.01 par value, 45,654 shares and 45,598 shares at 12/29/12 and 3/30/13, respectively, issued and outstanding)	457	456
Additional paid-in capital	114,120	114,509
Retained earnings	125,649	128,532
Accumulated other comprehensive loss	(46,960)	(46,301)

Total shareholders’ equity	193,266	197,196

Total liabilities and shareholders’ equity	$1,380,085	$1,369,253

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2012	March 30, 2013
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income	$2,271	$8,647
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization, including deferred financing costs	17,227	16,971
Gain (loss) on sale of property and equipment	(12)	23
LIFO charges	750	500
Deferred income taxes	59	(201)
Loss on debt extinguishment	13,304	—
Amortization of debt discount	260	372
Stock-based compensation expense	238	389
Changes in operating assets and liabilities:
Notes and accounts receivable	(2,214)	(1,412)
Merchandise inventories	(23,380)	3,854
Prepaid expenses	209	(5,253)
Other assets	(86)	(39)
Accounts payable	(2,912)	(14,883)
Accrued expenses and other liabilities	(10,369)	(1,087)
Income taxes	(2,242)	6,013

Net cash flows (used in) provided by operating activities	(6,897)	13,894

Cash Flows From Investing Activities:
Capital expenditures	(6,855)	(11,467)
Proceeds from sale of property and equipment	12	81

Net cash flows used in investing activities	(6,843)	(11,386)

Cash Flows From Financing Activities:
Borrowings on revolving credit facility	—	25,000
Payments made on revolving credit facility	—	(25,000)
Proceeds from long-term borrowings	664,875	—
Payments of debt and capital lease obligations	(785,202)	(4,688)
Dividends paid to common shareholders	—	(5,394)
Issuance of common stock, net of issuance costs	112,570	—
Debt issuance and refinancing fees and related expenses	(17,972)	—

Net cash flows used in financing activities	(25,729)	(10,082)

Net decrease in Cash and Cash Equivalents	(39,469)	(7,574)
Cash and Cash Equivalents, Beginning of Period	87,068	72,889

Cash and Cash Equivalents, End of Period	$47,599	$65,315

Supplemental Cash Flow Information:
Cash paid for interest	$18,387	$11,899
Cash paid for income taxes	2,503	65